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As filed with the Securities and Exchange Commission on October 26, 2006

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

REGAL ENTERTAINMENT GROUP
(Exact Name of Registrant as Specified in Its Charter)

Delaware	02-0556934
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7132 Regal Lane
Knoxville, Tennessee 37918
(865) 922-1123
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Peter B. Brandow
Executive Vice President and General Counsel
7132 Regal Lane
Knoxville, Tennessee 37918
(865) 922-1123
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Christopher J. Walsh, Esq. Richard J. Mattera, Esq. Hogan & Hartson L.L.P. 1200 Seventeenth Street, Suite 1500 Denver, Colorado 80202 (303) 899-7300	Casey T. Fleck, Esq. Nicholas P. Saggese, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 300 South Grand Avenue, Suite 3400 Los Angeles, California 90071 (213) 687-5000

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☒

        If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Class A common stock, $0.001 par value per share	8,228,328	$20.31	$167,117,342	$17,882

(1)
Includes shares that the underwriter has the option to purchase solely to cover over-allotments, if any.

(2)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices ($20.46 and $20.16, respectively) for a share of Class A common stock as reported on the New York Stock Exchange on October 20, 2006.

8,228,328 Shares

Class A Common Stock

        The shares of Class A common stock covered by this prospectus may be offered and sold to the public by certain selling stockholders, from time to time, in one or more offerings. We will not receive any proceeds from the sale of Class A common stock by the selling stockholders.

        This prospectus provides you with a general description of the shares that may be offered under this prospectus. Each time a selling stockholder offers to sell shares pursuant to this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. You should carefully read this prospectus and any applicable prospectus supplement before you decide to invest in these securities.

        Our Class A common stock is listed on the New York Stock Exchange under the symbol "RGC." The closing price of our Class A common stock on the New York Stock Exchange on October 25, 2006 was $20.34 per share.

        Investing in our Class A common stock involves risks. See "Risk Factors" beginning on page 5.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 26, 2006.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1
MARKET INFORMATION	1
PROSPECTUS SUMMARY	2
RISK FACTORS	5
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	5
USE OF PROCEEDS	6
DESCRIPTION OF CAPITAL STOCK	6
LEGAL MATTERS	9
EXPERTS	9
INCORPORATION OF DOCUMENTS BY REFERENCE	9
WHERE YOU CAN FIND MORE INFORMATION	10

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a "shelf" registration process. Under this shelf process, the selling stockholders may, from time to time, sell our Class A common stock, as described in this prospectus, in one or more offerings.

        This prospectus provides you with a general description of the securities the selling stockholders may offer. We will provide the terms of these securities in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

        No person is authorized to give any information or represent anything not contained in this prospectus, the documents incorporated by reference in this prospectus, any accompanying prospectus supplement and any applicable pricing supplement. We are only offering the securities in places where sales of those securities are permitted. The information contained in this prospectus, any accompanying prospectus supplement and any applicable pricing supplement, as well as information incorporated by reference, is current only as of the date of that information. Our business, financial condition, results of operations and prospects may have changed since that date.

        As used in this prospectus, the terms "we," "us," "our," "Regal," "REG" or "Regal Entertainment" mean Regal Entertainment Group and its subsidiaries, including Regal Cinemas Corporation, United Artists Theatre Company, Hoyts Cinemas Corporation, Edwards Theatres, Inc., and Regal CineMedia Corporation. Unless otherwise indicated in this prospectus, all references to "Regal Cinemas" mean Regal Cinemas Corporation and its subsidiaries, which include Regal Cinemas, Inc. and its subsidiaries, or RCI, Edwards Theatres, Inc. and its subsidiaries, or Edwards Theatres, United Artists Theatre Company and its subsidiaries, or United Artists, and Regal CineMedia Corporation and its subsidiaries, or Regal CineMedia. Unless otherwise indicated in this prospectus, all references to "Anschutz" mean Anschutz Company and its subsidiaries and all references to "Oaktree" mean OCM Principal Opportunities Fund II, L.P. and its subsidiaries.

        This prospectus includes our trademarks and other tradenames identified herein. All other trademarks and tradenames appearing in this prospectus are the property of their respective holders.

MARKET INFORMATION

        Information regarding market share, market position and industry data pertaining to our business contained in or incorporated by reference into this prospectus consists of estimates based on data and reports compiled by industry professional organizations (including the Motion Picture Association of America and the National Association of Theatre Owners) and analysts, and our knowledge of our revenues and markets.

        We take responsibility for compiling and extracting, but have not independently verified, market and industry data provided by third parties, or by industry or general publications, and take no further responsibility for such data. Similarly, while we believe our internal estimates are reliable, our estimates have not been verified by any independent sources, and we cannot assure you as to their accuracy.

PROSPECTUS SUMMARY

        The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information, including the information under "Risk Factors" and financial statements and related notes incorporated by reference into this prospectus. Because this is a summary, it may not contain all the information that is important to you. Our actual results could differ materially from those anticipated in certain forward-looking statements contained in or incorporated by reference into this prospectus as a result of certain factors, including those set forth under "Risk Factors" below and in our annual report on Form 10-K.

Overview

        We operate the largest and most geographically diverse theatre circuit in the United States, consisting of 6,383 screens in 542 theatres in 40 states and the District of Columbia as of June 29, 2006, with over 244 million annual attendees for the fiscal year ended December 29, 2005. Our geographically diverse circuit includes theatres in all of the top 25 and 43 of the top 50 U.S. designated market areas. We primarily operate multi-screen theatres and have an average of 11.8 screens per location, which is well above the North American motion picture exhibition industry 2005 average of 6.2 screens per location. We develop, acquire and operate multi-screen theatres primarily in mid-sized metropolitan markets and suburban growth areas of larger metropolitan markets throughout the U.S. On March 29, 2005, Regal and AMC Entertainment Inc., or AMC, announced the combination of our subsidiary Regal CineMedia and AMC's subsidiary, National Cinema Network, Inc., or NCN, into a joint venture company known as National CineMedia, LLC, or National CineMedia. On July 15, 2005, Cinemark, Inc., or Cinemark, through a wholly owned subsidiary, joined the National CineMedia joint venture. National CineMedia concentrates on the expansion of businesses ancillary to motion picture exhibition, such as in-theatre advertising, and the creation of new complementary business lines that improve the utilization of its partners' existing theatre assets and theatre operating personnel. Since its inception, National CineMedia has primarily concentrated its efforts on in-theatre advertising, business meetings and non-feature film content distribution. On October 12, 2006, National CineMedia, Inc., or NCM Inc., a newly-formed entity that will serve as the sole manager of National CineMedia, announced that they filed a registration statement with the SEC for an initial public offering of its common stock. Proceeds from the offering will be used to acquire newly issued equity interests from National CineMedia and National CineMedia will distribute the net proceeds to each of Regal, AMC and Cinemark on a pro rata basis.

Business Strategy

        Our business strategy is to continue to enhance our position in the motion picture exhibition industry by capitalizing on prudent industry consolidation opportunities, realizing selective growth opportunities through new theatre construction, expanding and upgrading of our existing asset base. This strategy should enable us to continue to produce the free cash flow and financial flexibility necessary to provide meaningful value to our stockholders. Key elements of our strategy include:

        Maximizing Stockholder Value.    We believe that our cash dividends are an efficient means of distributing value to our stockholders. Periodic increases in our quarterly cash dividends and the payment of two extraordinary cash dividends in the last three fiscal years demonstrates our confidence in our business and our continued commitment to providing value to our stockholders. As of June 29, 2006, since our initial public offering in May 2002, we have returned over $1.9 billion to our stockholders in the form of cash dividends.

        Pursuing Strategic Acquisitions.    We believe that our acquisition experience and capital structure position us well to take advantage of future acquisition opportunities. We intend to selectively pursue accretive theatre acquisitions that enhance our asset base and improve our consolidated operating results.

        Pursuing Selective Growth Opportunities.    We intend to selectively pursue expansion opportunities through new theatre construction that meets our strategic and financial return criteria. We also intend to enhance our theatre operations by selectively expanding and upgrading existing properties in prime locations.

        Participating in National CineMedia to Generate Ancillary Revenues.    We believe that the strategy of combining the ancillary businesses of successful theatre operators, such as Regal, AMC and Cinemark, provides National CineMedia with access to theatres of the size, reach and quality necessary to capitalize on these ancillary revenue opportunities. We believe National CineMedia will continue to provide advertisers with an attractive alternative to traditional advertising media and leveraging its partners' existing theatre assets and personnel to create complementary business lines.

Competitive Strengths

        We believe that the following competitive strengths position us to capitalize on future opportunities:

        Industry Leader.    We are the largest domestic motion picture exhibitor operating 6,383 screens in 542 theatres in 40 states and the District of Columbia as of June 29, 2006. We believe that the quality and size of our theatre circuit is a significant competitive advantage for negotiating attractive national contracts and generating economies of scale. We believe that our market leadership positions us to capitalize on favorable attendance trends and attractive consolidation opportunities.

        Superior Management Drives Strong Operating Margins.    We have developed a proven operating philosophy focused on efficient operations and strict cost controls at both the corporate and theatre levels. At the corporate level, we are able to capitalize on our size and operational expertise to achieve economies of scale in purchasing and marketing functions. We have developed an efficient purchasing and distribution supply chain that generates favorable concession margins. At the theatre level, management devotes significant attention to cost controls through the use of detailed management reports and performance-based compensation programs to encourage theatre managers to control costs effectively and increase concession sales.

        Proven Acquisition and Integration Expertise.    We have significant experience identifying, completing and integrating acquisitions of theatre circuits. We have demonstrated our ability to enhance revenues and realize operating efficiencies through the successful acquisition and integration of 17 theatre circuits since 1995. We have generally achieved immediate cost savings at acquired theatres and improved their profitability through the application of our consolidated operating functions and key supplier contracts.

        Quality Theatre Portfolio.    We believe that we operate one of the most modern theatre circuits among major motion picture exhibitors. As of June 29, 2006, approximately 72.2% of our screens were located in theatres featuring stadium seating. As of June 29, 2006, approximately 82.1% of our screens were located in theatres with 10 or more screens. Our theatres have an average of 11.8 screens per location, which is well above the North American motion picture exhibition industry 2005 average of 6.2 screens per location. We believe that our modern theatre portfolio coupled with our operating margins should allow us to generate significant cash flows from operations.

Our Industry

        The domestic motion picture exhibition industry is a mature business which has historically maintained steady long-term growth in revenues and attendance. Since 1965, total box office revenues have grown at a compound annual growth rate of approximately 6% with annual attendance of approximately 1.4 billion attendees in 2005. Against this background of steady long-term growth in revenues and attendance, the exhibition industry has experienced periodic short-term increases and decreases in attendance and, consequently, box office revenues. For example, between 1976 and 1978 attendance increased by 17.9%, only to decrease by 9.5% between 1978 and 1980. The industry has experienced similar increases in attendance followed by attendance declines from 1980 through 1986, from 1986 through 1991 and from 1991 through 2000. Recently, attendance increased from 1.42 billion in 2000 to 1.64 billion in 2002, or 15.5%. Since 2002, attendance has declined to 1.40 billion patrons in 2005. We expect the cyclical nature of the domestic motion picture exhibition industry to continue for the foreseeable future.

        We believe that due to the financial difficulties experienced by many exhibitors in the late 1990's and because many major exhibitors have updated their theatre portfolios to the current megaplex format, most major exhibitors have reduced their capital spending as compared to the late 1990's. As a result, we believe that the rate of new screen growth has returned to historical growth patterns existing prior to the late 1990's expansion. We also believe that another evolution of theatre formats beyond the current megaplex is unlikely to occur in the foreseeable future. We believe theatres larger than the current 10 to 18 screen megaplex are not able to generate attractive returns in most locations because of the substantial market suitability requirements to generate a level of profitability similar to the current megaplex format.

        More recently, the domestic motion picture exhibition industry has experienced increased competition from other methods of delivering films to consumers, including cable television, in-home video and DVD, satellite and pay-per-view services and downloads via the Internet. Traditionally, when motion picture distributors licensed their films to the domestic exhibition industry, they refrained from licensing their products to other delivery channels for a period of time, commonly called the theatrical release window. Over the past several years, the average period between a film's theatrical release and its in-home video or DVD release has shortened. We believe that the contraction in the average theatrical release window reflects the shorter period of time in which the average motion picture is able to generate meaningful revenue in its theatrical exhibition license period. As a consequence, we believe that the shrinking of the theatrical release window over the past five to six years has not represented a material change in the studio/exhibition distribution model. Fundamentally, we believe that movie-going is a convenient, affordable and attractively priced form of out-of-home entertainment, which, on an average price per patron basis, continues to compare favorably to other out-of-home entertainment alternatives, such as concerts and sporting events. Since 1994, average movie ticket prices have increased at a compound annual growth rate of only 4%.

        We believe that a material contraction of the theatrical release window could significantly dilute the consumer appeal of the out-of-home motion picture offering. As a result, we continue to monitor the status of the theatrical release window and have increased our focus on the theatrical release window during our film exhibition decisions. Our discussions with several film studios lead us to believe that these studios continue to realize the value of maintaining meaningful theatrical release windows for both distribution and exhibition companies. Consequently, we believe a further material contraction in the theatrical release window is unlikely, but should such a contraction occur we believe that it could significantly impact our business, financial condition and results of operations.

Company Information

        We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at 7132 Regal Lane, Knoxville, Tennessee 37918, and our telephone number is (865) 922-1123. Our Internet address is www.regalentertainmentgroup.com. The contents of our website are not a part of this prospectus.

RISK FACTORS

        An investment in our securities is risky. Prior to making a decision about investing in our securities, you should carefully consider the risk factors described in our periodic reports filed with the SEC, which are incorporated by reference in this prospectus, as well as other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the risks or uncertainties described in our periodic reports filed with the SEC or any such additional risks and uncertainties actually occur, our business, results of operations and financial condition could be materially and adversely affected. In that case, the trading price of the securities being offered by this prospectus and any applicable prospectus supplement could decline, and you might lose all or part of your investment. Keep these risk factors in mind when you read forward-looking statements contained elsewhere or incorporated by reference in this prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements contained or incorporated by reference herein that relate to our beliefs or expectations as to future events are not statements of historical fact and are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of invoking these safe harbor provisions. These forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations on revenue growth, expansion opportunities, strategic acquisitions, operating costs and expenses, and industry trends, are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "forecast," "project," "plan" or similar expressions. Our ability to predict the results or the actual effect of future plans or strategies is inherently uncertain. Our actual results could differ materially from those indicated in these statements as a result of certain risk factors as more fully discussed under "Risk Factors" above. Because actual results may differ from those predicted by such forward-looking statements, you should not rely on such forward-looking statements when deciding whether to buy, sell or hold our securities. We undertake no obligation to update these forward-looking statements in the future.

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of the Class A common stock offered by the selling stockholders.

DESCRIPTION OF CAPITAL STOCK

        The following description of our capital stock and the material provisions of our amended and restated certificate of incorporation and amended and restated bylaws, as amended, is only a summary. You should refer to the complete terms of our capital stock contained in our amended and restated certificate of incorporation and our amended and restated bylaws, as amended.

General

        Pursuant to our amended and restated certificate of incorporation, our authorized capital stock consists of:

  •
  500,000,000 shares of Class A common stock, par value $0.001 per share;

  •
  200,000,000 shares of Class B common stock, par value $0.001 per share; and

  •
  50,000,000 shares of preferred stock, par value $0.001 per share.

        As of October 24, 2006, 68,652,866 shares of our Class A common stock were outstanding and 81,936,967 shares of Class B common stock were outstanding. All of our shares of Class B common stock were held by Anschutz and Oaktree. As of October 24, 2006, there were no shares of our preferred stock outstanding. The material terms and provisions of our amended and restated certificate of incorporation affecting the relative rights of the Class A common stock and the Class B common stock are described below.

Common Stock

        The Class A common stock and the Class B common stock are identical in all respects, except with respect to voting and except that each share of Class B common stock will convert into one share of Class A common stock at the option of the holder or upon a transfer of the holder's Class B common stock, other than to certain transferees. Each holder of Class A common stock is entitled to one vote for each outstanding share of Class A common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. Each holder of Class B common stock is entitled to ten votes for each outstanding share of Class B common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. Except as required by law, the Class A common stock and the Class B common stock vote together on all matters. Subject to the dividend rights of holders of any outstanding preferred stock, holders of common stock are entitled to any dividend declared by the board of directors out of funds legally available for this purpose, and, subject to the liquidation preferences of any outstanding preferred stock, holders of common stock are entitled to receive, on a pro rata basis, all our remaining assets available for distribution to the stockholders in the event of our liquidation, dissolution or winding up. No dividend can be declared on the Class A or Class B common stock unless at the same time an equal dividend is paid on each share of Class B or Class A common stock, as the case may be. Dividends paid in shares of common stock must be paid, with respect to a particular class of common stock, in shares of that class. Holders of common stock do not have any preemptive right to become subscribers or purchasers of additional shares of any class of our capital stock. The outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of common stock may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

        Our amended and restated certificate of incorporation allows us to issue without stockholder approval preferred stock having rights senior to those of the common stock. Our board of directors is authorized, without further stockholder approval, to issue up to 50,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of any series of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, and to fix the number of shares constituting any series and the designations of these series. Our issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of common stock. The issuance of preferred stock could also have the effect of decreasing the market price of the Class A common stock. We currently have no plans to issue any shares of preferred stock.

Power to Issue Additional Shares of Stock

        We believe that the power of our board of directors to issue additional shares of common stock or preferred stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The preferred stock and the Class A common stock is available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although we have no intention of doing so, we could issue a class or series of stock that could have the effect of delaying or preventing a change in control or making removal of management more difficult.

Anti-Takeover Provisions

        The provisions of our amended and restated certificate of incorporation and our amended and restated bylaws, as amended, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Options and Warrants

        As of October 24, 2006, we had outstanding options to purchase a total of 3,279,136 shares of Class A common stock with exercise prices ranging from $2.6901 to $17.83. In connection with the offering of our 3 3/4% Convertible Senior Notes due May 15, 2008, we entered into convertible note hedge and warrant transactions with Credit Suisse First Boston International LLC pursuant to which we issued warrants to purchase approximately 8.7 million shares of our Class A common stock to Credit Suisse First Boston International LLC at a strike price of $16.9088 (as of October 24, 2006).

Registration Rights

        Excluding the securities covered by this registration statement, at October 24, 2006, the holders of up to 74,208,639 shares of our common stock were entitled to registration rights. These rights include rights to require us to include the holders' common stock in future registration statements we file with the SEC subject to certain limitations and, in some cases, demand registration rights. In addition, if we prepare to register any of our common stock under the Securities Act, on our behalf or on behalf of any of our stockholders including the shelf registration statement we are obligated to file in connection with this offering, we must send notice of the registration to all holders with registration rights. Subject to certain conditions and limitations, these holders may elect to register their eligible shares in connection with our registration of such common stock. Registration of shares of common stock upon the exercise of demand registration rights would result in the covered shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration statement. If shares of common stock are included in a registration, the holder of such shares will pay all transfer taxes relating to the sale of its shares and its pro rata portion of any underwriting discounts or commissions or the equivalent thereof. We will pay all other expenses incurred in connection with these registrations. These sales could reduce the trading price of our Class A common stock.

Transfer Agent and Registrar

        Wells Fargo Bank Minnesota, National Association is the transfer agent and registrar for our common stock.

LEGAL MATTERS

        The validity of the shares of Class A common stock offered by this prospectus will be passed upon for us by Hogan & Hartson L.L.P., Denver, Colorado.

EXPERTS

        The consolidated balance sheets of Regal Entertainment Group and its subsidiaries as of December 29, 2005 and December 30, 2004, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 29, 2005, and management's assessment of the effectiveness of internal control over financial reporting as of December 29, 2005, incorporated in this prospectus by reference to the December 29, 2005 annual report on Form 10-K of Regal Entertainment Group have been so incorporated in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

INCORPORATION OF DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" certain of our publicly filed documents into this prospectus, which means that information included in these documents is considered part of this prospectus. The following documents filed by us with the SEC are incorporated by reference into this prospectus:

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  our annual report on Form 10-K for the fiscal year ended December 29, 2005;

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  our quarterly reports on Form 10-Q for the fiscal quarters ended March 30, 2006 and June 29, 2006;

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  our definitive proxy statement on Schedule 14A filed with the SEC April 14, 2006 (with the exception of the Report of the Compensation Committee on Executive Compensation, the Comparative Stock Performance Graph, and the Report of the Audit Committee, as indicated therein);

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  our current reports on Form 8-K filed with the SEC on February 3, 2006, March 2, 2006, March 9, 2006, March 10, 2006, May 5, 2006, May 16, 2006, June 1, 2006, June 20, 2006, August 3, 2006, September 11, 2006, and October 26, 2006 (specifically, excluding the information furnished under Item 2.02 and the exhibits furnished thereto); and

  •
  the description of our common stock contained in our Form 8-A filed with the SEC on May 6, 2002 under Section 12 of the Exchange Act.

        All documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering covered by this prospectus will be deemed to be incorporated by reference into this prospectus and to be a part of the prospectus from the date of filing of such documents. Any statement contained in this prospectus or in any document incorporated or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        We will provide, without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been or may be incorporated by reference in this prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to Investor Relations, Regal Entertainment Group, 7132 Regal Lane, Knoxville, Tennessee 37918, or by telephone at (865) 922-1123.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement under the Securities Act with respect to this offering. This prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement and the attached exhibits and schedules. For further information about us and our Class A common stock, you should refer to the registration statement and its exhibits and schedules. This prospectus summarizes provisions that we consider material of certain contracts and other documents to which we refer you. Because the summaries may not contain all of the information that you may find important, you should review the full text of those documents. We have included copies of those documents as exhibits to the registration statement, or have provided references to our other SEC filings where those documents can be found.

        We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. The registration statement of which this prospectus forms a part and these reports, proxy statements and other information can be inspected and copied at the Public Reference Room maintained by the SEC at Station Place, 100 F Street NE, Washington, D.C. 20549. Copies of these materials may also be obtained from the SEC at prescribed rates by writing to the Public Reference Room maintained by the SEC at the above address. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Additionally, you can access our reports, proxy statements and other information about us through the SEC's website at www.sec.gov. Our SEC filings are also available on our website at www.regalentertainmentgroup.com. Information on our website does not constitute a part of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

        The following table shows the various fees and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the Class A common stock being registered under this registration statement. All amounts shown are estimates except for the Securities and Exchange Commission registration fee.

Registration fee	$17,882
Printing and engraving expenses	30,000
Legal fees and expenses	150,000
Accounting fees and expenses	50,000
Transfer agent and registrar fees and expenses	5,000
Miscellaneous	40,000
Total	$292,882

Item 15.    Indemnification of Directors and Officers.

        The Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties. Our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability: for breach of duty of loyalty; for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law; under Section 174 of the Delaware General Corporation Law (unlawful dividends); or for transactions from which the director derived improper personal benefit.

        Our amended and restated certificate of incorporation provides that we must indemnify our directors and officers to the fullest extent authorized by the Delaware General Corporation Law. We will also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery to us of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under the amended and restated certificate of incorporation or otherwise.

        The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our amended and restated certificate of incorporation, our amended and restated bylaws, any agreement, or any vote of stockholders or disinterested directors or otherwise.

        We have approved a form of indemnification agreement that we expect to enter into with each of our directors that provides that we will indemnify each director who becomes a party thereto against claims arising out of events or occurrences related to such individual's service on our board of directors; provided such individual acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Regal and its stockholders, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Under the director indemnification agreement, we agreed to maintain directors' and officers' liability insurance covering our directors.

        Mr. Campbell, Mr. Dunn and Ms. Miles have each signed employment agreements with us that provide that we will indemnify each of them against claims arising out of events or occurrences related to that individual's service as an officer, director or agent of Regal, except to extent such claims arise from conduct for which indemnification is not permitted under our amended and restated certificate of incorporation and amended and restated bylaws.

        We maintain insurance to protect ourselves and our directors, officers and representatives against any such expense, liability or loss, whether or not we would have the power to indemnify them against such expense, liability or loss under the Delaware General Corporation Law.

Item 16.    Exhibits.

Exhibit Number	Description
1.1	Form of Underwriting Agreement*
2.1
Regal Cinemas, Inc. Amended Joint Plan of Reorganization dated December 5, 2001 (filed as exhibit 2.1 to the Registration Statement of Registrant on Form S-1 (Commission File No. 333-84096) on March 11, 2002, and incorporated herein by reference)
2.2
Regal Cinemas, Inc. Disclosure Statement dated September 6, 2001 (filed as exhibit 2.3 to Regal Cinemas, Inc.'s Form 10-Q for the fiscal quarter ended September 27, 2001 (Commission File No. 333-52943), and incorporated herein by reference)
2.3
United Artists Theatre Company Second Amended Joint Plan of Reorganization (filed as exhibit 2 to United Artists Theatre Circuit, Inc.'s Current Report on Form 8-K (Commission File No. 033-49598) on February 9, 2001, and incorporated herein by reference)
2.4
United Artists Theatre Company Second Amended Disclosure Statement for Second Amended Joint Plan of Reorganization (filed as exhibit 2.4 to Registrant's Form 10-K for the fiscal year ended December 26, 2002 (Commission File No. 001-31315), and incorporated herein by reference)
2.5
Edwards Theatres Circuit, Inc. Second Amended Plan of Reorganization dated July 23, 2001 (filed as exhibit 2.5 to the Registration Statement of Registrant on Form S-1 (Commission File No. 333-84096) on March 11, 2002, and incorporated herein by reference)
2.6
Edwards Theatres Circuit, Inc. Disclosure Statement to Accompany Debtor's Second Amended Plan of Reorganization (filed as exhibit 2.6 to the Registration Statement of the Registrant on Form S-1 (Commission File No. 333-84096) on March 11, 2002, and incorporated herein by reference)
2.7
Exchange Agreement, dated as of March 8, 2002, by and among Regal Entertainment Group and certain stockholders of Regal Cinemas Corporation, United Artists Theatre Company, Edwards Theatres, Inc. and Regal CineMedia Corporation (filed as exhibit 2.7 to the Registration Statement of Registrant on Form S-1 (Commission File No. 333-84096) on March 11, 2002, and incorporated herein by reference)
3.1
Amended and Restated Certificate of Incorporation of Registrant (filed as exhibit 3.1 to the Registrant's Form 10-Q for the fiscal quarter ended March 28, 2002 (Commission File No. 001-31315), and incorporated herein by reference)
3.2
Amended and Restated Bylaws of Registrant (filed as exhibit 3.1 to the Registrant's Form 10-Q for the fiscal quarter ended June 26, 2003 (Commission File No. 001-31315), and incorporated herein by reference)
4.1
Specimen Class A Common Stock Certificate (filed as exhibit 4.1 to Amendment No. 2 to the Registration Statement of Registrant on Form S-1 (Commission File No. 333-84096) on May 6, 2002, and incorporated herein by reference)
4.2
Specimen Class B Common Stock Certificate (filed as exhibit 4.2 to Amendment No. 2 to the Registration Statement of Registrant on Form S-1 (Commission File No. 333-84096) on May 6, 2002, and incorporated herein by reference)

5.1	Opinion of Hogan & Hartson L.L.P. with respect to legality
23.1	Consent of KPMG LLP, Independent Accountants
23.2	Consent of Hogan & Hartson L.L.P. (set forth in Exhibit 5.1)
24.1	Powers of Attorney (included on the signature page of the Registration Statement)

*
To be filed as an exhibit to a current report on Form 8-K which will be incorporated by reference herein.

Item 17.    Undertakings.

        I. The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is relying on Rule 430B:

            (i)    Each prospectus filed by the registrant pursuant to Rule 424 (b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

            (ii)   Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

          (5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

            (i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering to be filed pursuant to Rule 424;

            (ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the undersigned registrant; and

            (iv)  Any other communication that is an offer in the offering made by the undersigned to the purchaser.

        II.    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        III.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Knoxville, State of Tennessee, on this 26th day of October, 2006.

Regal Entertainment Group
By:	/s/ MICHAEL L. CAMPBELL Michael L. Campbell Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Michael L. Campbell, Amy E. Miles and Peter B. Brandow and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, from such person and in each person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement or any registration statement relating to this registration statement under Rule 462 under the Securities Act of 1933 and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MICHAEL L. CAMPBELL Michael L. Campbell	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	October 26, 2006
/s/ AMY E. MILES Amy E. Miles	Chief Financial Officer (Principal Accounting Officer)	October 26, 2006
/s/ DAVID OWNBY David Ownby	Chief Accounting Officer (Principal Financial Officer)	October 26, 2006

/s/ THOMAS D. BELL, JR. Thomas D. Bell, Jr.	Director	October 26, 2006
/s/ STEPHEN A. KAPLAN Stephen A. Kaplan	Director	October 26, 2006
David H. Keyte	Director	October , 2006
/s/ LEE M. THOMAS Lee M. Thomas	Director	October 26, 2006
/s/ JACK TYRRELL Jack Tyrrell	Director	October 26, 2006
/s/ NESTOR R. WEIGAND, JR. Nestor R. Weigand, Jr.	Director	October 26, 2006
/s/ ALEX YEMENIDJIAN Alex Yemenidjian	Director	October 26, 2006

INDEX TO EXHIBITS

Exhibit Number	Description
1.1	Form of Underwriting Agreement*
2.1	Regal Cinemas, Inc. Amended Joint Plan of Reorganization dated December 5, 2001 (filed as exhibit 2.1 to the Registration Statement of Registrant on Form S-1 (Commission File No. 333-84096) on March 11, 2002, and incorporated herein by reference)
2.2	Regal Cinemas, Inc. Disclosure Statement dated September 6, 2001 (filed as exhibit 2.3 to Regal Cinemas, Inc.'s Form 10-Q for the fiscal quarter ended September 27, 2001 (Commission File No. 333-52943), and incorporated herein by reference)
2.3	United Artists Theatre Company Second Amended Joint Plan of Reorganization (filed as exhibit 2 to United Artists Theatre Circuit, Inc.'s Current Report on Form 8-K (Commission File No. 033-49598) on February 9, 2001, and incorporated herein by reference)
2.4	United Artists Theatre Company Second Amended Disclosure Statement for Second Amended Joint Plan of Reorganization (filed as exhibit 2.4 to Registrant's Form 10-K for the fiscal year ended December 26, 2002 (Commission File No. 001-31315), and incorporated herein by reference)
2.5	Edwards Theatres Circuit, Inc. Second Amended Plan of Reorganization dated July 23, 2001 (filed as exhibit 2.5 to the Registration Statement of Registrant on Form S-1 (Commission File No. 333-84096) on March 11, 2002, and incorporated herein by reference)
2.6	Edwards Theatres Circuit, Inc. Disclosure Statement to Accompany Debtor's Second Amended Plan of Reorganization (filed as exhibit 2.6 to the Registration Statement of the Registrant on Form S-1 (Commission File No. 333-84096) on March 11, 2002, and incorporated herein by reference)
2.7	Exchange Agreement, dated as of March 8, 2002, by and among Regal Entertainment Group and certain stockholders of Regal Cinemas Corporation, United Artists Theatre Company, Edwards Theatres, Inc. and Regal CineMedia Corporation (filed as exhibit 2.7 to the Registration Statement of Registrant on Form S-1 (Commission File No. 333-84096) on March 11, 2002, and incorporated herein by reference)
3.1	Amended and Restated Certificate of Incorporation of Registrant (filed as exhibit 3.1 to the Registrant's Form 10-Q for the fiscal quarter ended March 28, 2002 (Commission File No. 001-31315), and incorporated herein by reference)
3.2	Amended and Restated Bylaws of Registrant (filed as exhibit 3.1 to the Registrant's Form 10-Q for the fiscal quarter ended June 26, 2003 (Commission File No. 001-31315), and incorporated herein by reference)
4.1	Specimen Class A Common Stock Certificate (filed as exhibit 4.1 to Amendment No. 2 to the Registration Statement of Registrant on Form S-1 (Commission File No. 333-84096) on May 6, 2002, and incorporated herein by reference)
4.2	Specimen Class B Common Stock Certificate (filed as exhibit 4.2 to Amendment No. 2 to the Registration Statement of Registrant on Form S-1 (Commission File No. 333-84096) on May 6, 2002, and incorporated herein by reference)
5.1	Opinion of Hogan & Hartson L.L.P. with respect to legality
23.1	Consent of KPMG LLP, Independent Accountants
23.2	Consent of Hogan & Hartson L.L.P. (set forth in Exhibit 5.1)
24.1	Powers of Attorney (included on the signature page of the Registration Statement)

*
To be filed as an exhibit to a current report on Form 8-K which will be incorporated by reference herein.

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TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
MARKET INFORMATION
PROSPECTUS SUMMARY
RISK FACTORS
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DESCRIPTION OF CAPITAL STOCK
LEGAL MATTERS
EXPERTS
INCORPORATION OF DOCUMENTS BY REFERENCE
WHERE YOU CAN FIND MORE INFORMATION
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY